EXHIBIT 10.4

AVON MARINE TERMINAL OPERATING AGREEMENT

This AVON MARINE TERMINAL OPERATING AGREEMENT (the “Agreement”) is dated as of the Commencement Date (defined below in Section 1), by and between Tesoro Logistics Operations LLC, a Delaware limited liability company (“Operator”), and for purposes of Section 22(a) only, Tesoro Logistics GP, LLC, a Delaware limited liability company (“General Partner”) and Tesoro Logistics LP, a Delaware limited partnership (“Partnership”), on the one hand, and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“TRMC”), on the other hand.

RECITALS

WHEREAS, TRMC is the current tenant under that certain General Lease - Industrial Use, dated January 1, 2015 (the “Master Lease”), between TRMC and the State of California, acting by and through the California State Lands Commission, covering the property in Contra Costa County, California described in Exhibit A to the Master Lease (the “Avon Terminal”);
WHEREAS, the parties hereto have agreed that, upon the satisfaction of certain conditions, TRMC will enter into a Sublease (the “Sublease”) with Operator pursuant to which TRMC will sublease the Avon Terminal to Operator and transfer to Operator all of TRMC's leasehold improvements located at the Avon Terminal;
WHEREAS, TRMC desires for Operator to provide the services set forth herein relating to the operation of the Avon Terminal for an interim period prior to the execution of the Sublease; and
WHEREAS, Operator is willing to provide such services to TRMC;
NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties (as defined below) to this Agreement hereby agree as follows:

SECTION 1	DEFINITIONS
Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Facilities” means all wharves, personnel, spill response equipment, emergency response equipment, fire pumps, fire extinguishers, fire monitors, Self-Contained Breathing Apparatus (“SCBA”), toxic gas monitoring equipment, winches, loading arms, hoses, drains, pipes, valves, manifolds, pumps, meters, and all other related equipment and facilities that support the infrastructure required to deliver TRMC’s Product between a Marine Vessel and the Refinery facilities, including the pipeline interconnection between the Avon Terminal and the Refinery facilities and the marine vapor recovery system located on or adjacent to the Avon Terminal, but excluding the vapor compression, recovery and destruction system operated by TRMC at the Refinery, which is being used to provide services to the Avon Terminal.
“API” means the American Petroleum Institute.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.
“ASTM” means the American Society for Testing and Materials.
“Avon Terminal” has the meaning set forth in the Recitals.
“Barrel” means a volume equal to 42 U.S. gallons or 231 cubic inches, each at 60 degrees Fahrenheit under one atmosphere of pressure.
“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.
“Claims” has the meaning set forth in Section 19(a).
“Commencement Date” means November 21, 2016.
“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.
“Contaminated Product” means Product that has one or more of the following characteristics: (a) contains foreign substances not inherent or naturally occurring in Product; and/or (b) fails to meet Operator’s minimum specifications.
“Contract Year” means the period commencing on the Commencement Date and ending on the date that is twelve calendar Months after the Commencement Date and each successive calendar year thereafter.
“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated November 21, 2016, by and among Tesoro Corporation, TRMC, the General Partner, the Partnership and Operator.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
“Force Majeure” means any event or circumstances, or any combination of events and/or circumstances, whether foreseeable or not, the occurrence and/or effects of which is beyond the reasonable control of the Party claiming suspension and which by the exercise of due diligence such Party could not avoid or overcome, including:
(i)    strikes, picketing, lockouts or other industrial disputes or disturbances;
(ii)    acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, acts of terrorism, riots, civil disturbances or sabotage;
(iii)    acts of God, acts of nature, landslides, subsidence, severe lightning, earthquakes, volcanic eruptions, fires, tornadoes, hurricanes, storms, floods, washouts, freezing of machinery, equipment or lines of pipe, tidal waves, perils of the sea and other adverse weather conditions;

(iv)    arrests and restraints or other interference or restrictions imposed by federal, state or local government whether legal or de facto or purporting to act under some constitution, decree, law or otherwise, necessity for compliance with any court order, or any law, statute, ordinance, regulation, or order promulgated by a federal, state, or local Governmental Authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization; and
(v)    epidemics or quarantine, explosions, breakage or accidents to equipment, machinery, plants, facilities or lines of pipe, or electric power, natural gas, or water shortages.
A Party’s inability economically to perform its obligations hereunder does not constitute an event of Force Majeure.
“General Partner” has the meaning set forth in the Preamble.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body, port authority or other authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Gross Standard Volume” means the total volume of all petroleum liquids and sediment and water, excluding free water, corrected by the appropriate volume correction factor for the observed temperature and API gravity, relative density, or density to a standard temperature such as 60°F and also corrected by the applicable pressure correction factor and meter factor.
“Marine Vessel” means any ocean tanker, ocean barge, river barge or other vessel.
“Master Lease” has the meaning set forth in the Recitals.
“Month” means the period commencing on the Commencement Date and ending on the last day of that calendar month and each successive calendar month thereafter.
“MOTEMS” means all state required Marine Oil Terminal and Maintenance Standards.
“Obligation Cost Reimbursement” or “OCR” have the meanings set forth in Section 6(b).
“Omnibus Agreement” means that certain Third Amended and Restated Omnibus Agreement, dated as of July 1, 2014, by and among Tesoro Corporation, TRMC, Tesoro Companies, Inc., Tesoro Alaska Company LLC, the General Partner and the Partnership, as such agreement (and the schedules thereto) may be amended, supplemented or restated from time to time.
“Operator” has the meaning set forth in the Preamble.
“Operator Group” has the meaning set forth in Section 19(b).
“Partnership” has the meaning set forth in the Preamble.
“Party” or “Parties” means that each of Operator and TRMC is a “Party” and collectively are the “Parties” to this Agreement.
“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
“Product” or “Products” means gasoline, gasoline blend component, diesel, distillate, distillate blend components, jet/aviation fuel, fuel oil, cut back resid, cutter stock, gas oil and/or other commodity other than Crude Oil specified in this Agreement or otherwise mutually agreed upon by the Parties.

“Receiving Party Personnel” has the meaning set forth in Section 26(d).
“Refinery” means TRMC’s refinery located near Martinez in Contra Costa County, California, including without limitation, tanks owned and operated by Operator to provide services to TRMC under separate agreements.
“Regulatory Obligations” means standards, regulations, permits or conditions required by a Governmental Authority.
“Related Agreements” means the Storage Services Agreement.
“Secondment Agreement” shall mean the Secondment and Logistics Services Agreement dated as of July 1, 2014, as amended, and related service orders.
“Services” has the meaning set forth in Section 13(a).
“Storage Services Agreement” means that certain Martinez Storage Services Agreement, dated November 21, 2016, by and among TRMC, Operator, the General Partner and the Partnership, as such agreement may be amended, restated, modified or supplemented from time to time.
“Sublease” has the meaning set forth in the Recitals.
“Term” has the meaning set forth in Section 4.
“Terminal Service Order” has the meaning set forth in Section 9(a).
“Termination Date” has the meaning set forth in Section 3.
“TRMC” has the meaning set forth in the Preamble.
“TRMC Group” has the meaning set forth in Section 19(a).
“TRMC Insurance Group” has the meaning set forth in Section 23(b).
“TRMC’s Percentage Allocation” means TRMC’s actual volumetric percentage utilization of the Avon Terminal as compared to the total volumetric utilization of the Avon Terminal for any calendar year.
“Waste” means any (a) spent or remnant commercial chemical products, previously of beneficial use, or other inherently waste-like material; and/or (b) oily ballast water, oily bilge water, sludge, and/or cargo residue by a Marine Vessel transferring Product into or out of the Avon Terminal. Residual Product that retains a beneficial use, including recycling, oil recovery and re-refining, is not Waste unless it is destined for disposal.

SECTION 2	GENERAL UNDERTAKINGS
Subject to the terms and conditions of the Master Lease, the terms and conditions of this Agreement, the rules and procedures for the Avon Terminal set forth in Terminal Service Orders, and all Applicable Law, Operator shall operate, manage and maintain the Avon Terminal on behalf of TRMC during the Term.

SECTION 3	TERMINATION DATE
The “Termination Date” will be the effective date of the Sublease.

SECTION 4	TERM

The term of this Agreement shall be for the period commencing on the Commencement Date and ending on the Termination Date (the “Term”).

SECTION 5	operation of avon terminal during the term
(a)    Operator Covenants. During the Term, Operator covenants as follows:

(i)    General Partner, on behalf of Operator, will provide necessary personnel, equipment and other services for the operation, management and maintenance of the Avon Terminal in accordance with the terms of the Master Lease, any other third party use agreements, and this Agreement.

(ii)    Operator will reimburse TRMC for:
(1) all rentals paid under the Master Lease;
(2) any and all repairs and maintenance costs and capital expenditures for the Avon Terminal, including without limitation all MOTEMS obligations (other than those scheduled prior to the Commencement Date and covered under the Omnibus Agreement); provided that Operator shall not be required to reimburse TRMC for the amount of any insurance proceeds received by TRMC pursuant to any casualty insurance carried by or for the benefit of TRMC with regard to the Avon Terminal; and
(3) without duplication of any amounts reimbursed or paid under the other sections of this Agreement, the Omnibus Agreement or the Secondment Agreement, any and all taxes, fees, charges, insurance premiums, assessments or spill planning and/or response costs (except those costs for oil spill response services provided by the Marine Preservation Association and Marine Spill Response Corporation related to obligations for oil spill prevention response, as provided in Schedule IV of the Omnibus Agreement) and any amounts due for utility services incurred by TRMC as lessee under the Master Lease.

(iii)    Operator will indemnify TRMC against any other Claims, liabilities or losses that TRMC incurs in its status as lessee under the Master Lease during the Term.

(iv)    Operator will not enter into any other third party contracts for use of the Avon Terminal without prior consent of TRMC.

(b)    TRMC Covenants. During the Term as partial compensation for the services provided hereunder, TRMC shall pay Operator the per Barrel fee for throughput across the Avon Terminal as set forth on a Terminal Service Order multiplied by the actual throughput by TRMC across the Avon Terminal for the particular Month.

SECTION 6	PASS THROUGH AND REGULATORY OBLIGATION COST REIMBURSEMENTS
(a)    During the Term, TRMC agrees to pay or reimburse Operator for pass-through costs allocable to TRMC’s shipments at the Avon Terminal as follows:

(i)    Labor Services. Costs and expenses of any additional services not expressly covered by this Agreement which are requested by TRMC and agreed to by Operator based on the rates set forth on a Terminal Service Order. In addition, TRMC shall pay Operator for any materials used in the performance of such additional services in an amount equal to the cost of such materials, including without limitation chemicals and supplies used by Operation in providing such services.

(ii)    Marine Terminal Fees. TRMC shall pay, either directly or by reimbursement to Operator, all applicable third-party charges and related pass-through fees assessed to Operator, by any Governmental Authority, or by any other Persons that are related directly or indirectly to the throughput of Product across the Avon Terminal via Marine Vessel.

(iii)     Shore Side Survey or Inspector Fees. TRMC shall pay or reimburse Operator for one hundred percent (100%) of all shore side survey or inspector fees incurred and attributable to each TRMC shipment across the Avon Terminal.

(b)    Regulatory Obligation Cost Reimbursements. TRMC will also pay Operator a Monthly regulatory obligation cost reimbursement (“Obligation Cost Reimbursement” or “OCR”) based on the throughput at the Avon Terminal, calculated as follows:

(i)    The OCR shall equal the average of TRMC’s Percentage Allocation at the Avon Terminal for the prior two calendar years multiplied by the amount, as reasonably determined by Operator, which is sufficient to reimburse Operator for the portion of Operator’s actual additional recurring costs incurred at the Avon Terminal after the Commencement Date attributable to Regulatory Obligations.
(ii)    With respect to clause (i) of this Section 6(b), such costs shall include but not be limited to, additional costs, fees and charges for: marine vapor recovery paid for by Operator; shore side pumping; power; and any other similar costs, fees and charges that are incurred by Operator as a result of action by a Governmental Authority.
Before the start of each Contract Year, Operator will provide TRMC with its projected OCR with respect to the Avon Terminal for such Contract Year, with all reasonable supporting documentation and back up in calculating the OCR. Pursuant to this Section 6, such OCR shall be payable Monthly. Within ninety (90) days after the end of each Contract Year in which OCR is charged to TRMC, Operator shall reconcile the projected OCR charged to and paid by TRMC during such Contract Year with the actual additional operating costs incurred by Operator during such Contract Year and shall credit or debit TRMC’s next recurring invoice according to such reconciliation.

(c)    Taxes. All taxes (other than property taxes, ad valorem taxes, income taxes, gross receipt taxes, payroll taxes and other similar taxes) that Operator incurs on TRMC’s behalf for services provided pursuant to this Agreement with respect to the Avon Terminal, shall be reimbursed by TRMC unless prohibited by Applicable Law.

(d)    Limitation. In no event will Operator charge or be entitled to pass-through costs or OCR which (i) result from any criminal act of Operator or any of its agents, employees or representatives, or (ii) are in the nature of late fees, penalties or interest that could have been avoided without payment or other obligation by Operator in the exercise of ordinary diligence.

SECTION 7	RESERVED

SECTION 8	RESERVED

SECTION 9	TERMINAL SERVICE ORDERS; PAYMENTS
(a)    Description. Operator and TRMC shall enter into one or more terminal service orders for the Avon Terminal substantially in the form attached hereto as Exhibit 1 (each, a “Terminal Service Order”). Upon a request by TRMC pursuant to this Agreement or as deemed necessary or appropriate by Operator in connection with the services to be delivered pursuant hereto, Operator shall generate a Terminal Service Order to set forth the specific terms and conditions for providing the applicable services described therein and the applicable fees to be charged for such services. No Terminal Service Order shall be effective until fully executed by both Operator and TRMC. Items available for inclusion on a Terminal Service Order include, but are not limited to:

(i)     the rules and procedures for the Avon Terminal referenced in Section 2;

(ii)     the per Barrel throughput fees at the Avon Terminal;

(iii)     the grades and approximate qualities of Products pursuant to Section 10(a)(iii);

(iv)     the specifics of operations as referenced in Sections 14 and 27;

(v)    any other calculation methods and procedures applicable to the OCR; and

(vi)     any other services as may be agreed.

(b)    Invoices. Operator shall invoice TRMC on a Monthly basis and TRMC shall pay all amounts due under this Agreement and any Terminal Service Order no later than ten (10) calendar days after TRMC’s receipt of Operator’s invoices. Any past due payments owed by either Party shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

(c)    Disputed Amounts. If TRMC reasonably disputes any amount invoiced by Operator, TRMC shall pay the amount of the invoice when due and provide Operator with written notice stating the nature of the dispute prior to thirty (30) days after the due date of the invoice. TRMC and Operator shall use reasonable commercial diligence to resolve disputes in a timely manner through the dispute resolution procedures provide for herein. All portions of the disputed amount determined to be owed TRMC shall be refunded to TRMC within ten (10) days of the dispute resolution.

(d)    Fee Increases. Any fees of a fixed amount set forth in this Agreement and any Terminal Service Order shall be increased on July 1 of each year of the Term, commencing on July 1, 2017, by a percentage equal to the greater of zero or the positive change, if any, in the CPI-U (All Urban Consumers) for the prior calendar year, as reported by the Bureau of Labor Statistics, and rounded to the nearest one-tenth (1/10) of one percent (1%).

(e)    Conflict between Agreement and Terminal Service Order. In case of any conflict between the terms of this Agreement and the terms of any Terminal Service Order, the terms of the applicable Terminal Service Order shall govern.

SECTION 10	PRODUCT SPECIFICATIONS
(a)    Product Quality.
(i)    Product Testing. Upon request, TRMC shall provide Operator a laboratory report for each Product delivery by TRMC or TRMC’s supplier. Operator will not be obligated to receive Contaminated Product for throughput across the Avon Terminal, nor will Operator be obligated to accept Product that fails to meet the quality specifications set forth in the arrival notice.
(ii)    Off-Spec/Contaminated Product. Operator may, without prejudice to any other remedy available to Operator, reject and return Contaminated Product to TRMC, even after delivery to Operator at the Avon Terminal. TRMC at its sole cost and expense shall be responsible for all damages of any kind, in addition to commodity or Waste removal and cleaning costs for connecting pipelines or third party tankage, resulting from the introduction of Contaminated Product. TRMC shall remove and replace any Contaminated Product or reimburse Operator for any and all expenses incurred in removing and/or replacing any such Contaminated Product received.
(iii)    Minimum Specifications. Operator retains at all times under the Term the right to establish and/or change Operator’s minimum specifications, subject to Section 28(a), for any Product introduced at the Avon Terminal with thirty (30) days advance notice to TRMC. Changes will not affect previously accepted nominated volumes unless immediate action is required by Applicable Law. Operator’s Minimum Specifications shall allow the throughput of the grades and approximate qualities of Products specified in the applicable Terminal Service Order.

(b)    Product Warranty. TRMC warrants to Operator that all Products tendered by or for the account of TRMC for throughput across the Avon Terminal will conform to Operator’s minimum specifications for such Product and the most recently available and commonly accepted assay and any applicable API or ASTM standards. Operator may rely upon the specifications and representations of TRMC as to Product quality.

(c)    Material Safety Data Sheet. TRMC will provide Operator with a Material Safety Data Sheet and any other information required by any federal, state, or local authority for all Products throughput across the Avon Terminal. TRMC shall provide its customers with the appropriate information on all Products throughput across the Avon Terminal.

(d)    Quality Analysis. Operator will not perform any Product quality analysis on behalf of TRMC unless TRMC so requests in writing. Any such quality analyses, including any costs for independent inspectors appointed by TRMC, are for TRMC’s account. In the absence of fraud or manifest error, any quality determination performed by Operator hereunder shall be binding on both Parties. TRMC or its designated independent inspector may observe Operator in any measurement or sampling.

SECTION 11	PRODUCT QUANTITY.
The quantity of product received from or loaded to TRMC’s Marine Vessels shall be based on Gross Standard Volume using the applicable API and ASTM or equivalent standards for Marine Vessel movements by the following (in order of preference), subject to Operator’s reasonable discretion to choose an alternative method: (a) by meters, (b) by static shore tank gauges of the tank or otherwise, (c) by inspector certificates, or (d) by a mutually agreeable method. The custody transfer quantity shall be determined by vessel gauges or bills of lading only when mutually agreed to by TRMC and Operator. TRMC shall provide Operator with all reasonable documentation with respect to the volumes throughput across the Avon Terminal, including but not limited to, inspection reports, meter tickets or other similar documentation within three (3) Business Days of completion of Marine Vessel discharge.

SECTION 12	WASTE AND HAZARDOUS MATERIALS
(a)    Storage, Handling and Disposal of Waste. Operator and TRMC will comply with Applicable Law regarding the storage and handling of Product and the disposal of any Waste. TRMC shall pay or reimburse Operator for removal from the Avon Terminal and Ancillary Facilities of any Waste or residuals, including all costs associated with any liabilities arising from such Waste or residual. During such removal, the fees and charges set forth in this Agreement will remain in effect. Unless stated otherwise herein, Operator shall be responsible for any fines, penalties, claims, violations, or similar obligations related to Operator’s operation of the Avon Terminal and Ancillary Facilities.

(b)    Waste Discharge from Marine Vessels. Operator will not accept Waste from Marine Vessels that discharge cargoes at the Avon Terminal. If Waste is tendered from Marine Vessels as required by any MARPOL Annex, similar regulations, Applicable Law, or the United States Coast Guard, TRMC agrees to arrange, or authorize a representative of the Marine Vessel to arrange on the Marine Vessel’s or on TRMC’s behalf, for disposal of all such Waste using third-party services approved by Operator, such approval not to be unreasonably withheld, conditioned or delayed. If TRMC or its authorized representative refuses to arrange for the removal of such Waste, Operator will arrange for the removal and disposal of such Waste, and TRMC shall reimburse Operator for the cost of receiving, handling, storing, and shipping such Waste and shall pay for appropriate treatment, storage and disposal of such Waste in compliance with Applicable Law.

(c)    Hazardous Materials-Reporting. Operator will report its handling of all hazardous materials for TRMC as required by Applicable Law. TRMC will accurately and properly represent the nature of all such materials to Operator. TRMC agrees to reimburse Operator for any reasonable, direct charges that Operator may be required to pay for the handling of Product, excluding penalties, fines or excess charges resulting from material errors or omissions in Operator’s reporting as required by Applicable Law.

SECTION 13	SERVICES; HOURS; VOLUME GAINS AND LOSSES
(a)    Services. Operator shall throughput and handle TRMC’s Products across the Avon Terminal, make all tie-ups and connections at the Avon Terminal (excluding all connection and disconnection of cargo hoses or loading arms at a Marine Vessel’s manifold), provide regulatory compliance reporting that Operator is required to perform as the Avon Terminal operator, and provide such other services set forth in this Agreement (the “Services”). Operator will timely provide TRMC with a copy of any regulatory compliance report filed by Operator regarding TRMC’s Product upon request by TRMC. Operator will provide the labor and supervision necessary to perform the Services contemplated by this Agreement, and Operator will provide and maintain the equipment necessary to perform the Services contemplated by this Agreement. Operator will maintain the Avon Terminal according to the Master Lease and good industry practice and will use reasonable care in performing the Services consistent with customary industry practices. TRMC personnel shall make all other Marine Vessel connections to the Avon Terminal, chicksans or hoses.
(b)    Existing Contractors. Operator may continue to utilize labor, equipment, materials and supplies provided by contractors under their existing service agreements with TRMC to perform work to be performed by Operator hereunder, without the requirement that such existing contracts be amended, assigned or replaced. Such contracts with TRMC may continue to cover the work to be provided by Operator hereunder, as provided under Section 4(a) of the Secondment Agreement, and Operator shall be responsible for the costs and expenses of such work performed by such contractors pursuant to those provisions of the Secondment Agreement.

(c)    Hours. Subject to the terms and conditions of the rules and procedures for the Avon Terminal set forth in Terminal Service Orders, the Avon Terminal will be available on 24/7/365 basis, as needed.

(d)    Volume Gains and Losses. Operator shall have no obligation to measure volume gains and losses and shall have no liability whatsoever for normal course physical losses that may result from the transportation of the Products across the Avon Terminal, except if such losses are caused by the negligence or willful misconduct of Operator. TRMC will bear any volume gains and losses that may result from the transportation of the Products across the Avon Terminal.

SECTION 14	OPERATIONS
Operator shall operate the Avon Terminal in accordance with past practices and the applicable provisions of a Terminal Service Order with respect to the Avon Terminal.

SECTION 15	RESERVED

SECTION 16	RESERVED

SECTION 17	COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS
(a)    Party Certification. Each Party certifies that none of the Products covered by this Agreement were derived from crude petroleum, petrochemical, or gas which was produced or withdrawn from storage in violation of any federal, state or other governmental law, nor in violation of any rule or regulation promulgated by any governmental agency having jurisdiction in the premises.
(b)    Compliance with Applicable Law. The Parties are entering into this Agreement in reliance upon and shall comply in all material respects with all Applicable Law which directly or indirectly affects the Products throughput hereunder, or any receipt, throughput delivery, transportation, handling or storage of Products hereunder or the ownership, operation or condition of the Avon Terminal. Each Party shall be responsible for compliance with all Applicable Law associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. Without limiting TRMC’s reimbursement obligations under Section 6(b), in the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.
(c)    Material Change in Applicable Law. Without limiting TRMC’s reimbursement obligations under Section 6(b), if during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement or a Terminal Service Order and which has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement or a Terminal Service Order with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement or an applicable Terminal Service Order that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

SECTION 18	LIMITATION Of LIABILITY
(a)    Waiver of Consequential and Other Damages. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF SUCH PARTY WHILE PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT WITH RESPECT TO INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ACTUALLY AWARDED TO A THIRD PARTY OR ASSESSED BY A GOVERNMENTAL AUTHORITY AND FOR WHICH A PARTY IS PROPERLY ENTITLED TO INDEMNIFICATION FROM THE OTHER PARTY PURSUANT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT.
(b)    Claims and Liability for Lost Product. Operator shall not be liable to TRMC for lost or damaged Product unless (i) Operator would be responsible under Section 13(d) and (ii) TRMC notifies Operator in writing within ninety (90) days of the report of any incident or the date TRMC learns of any such loss or damage to the Product. Operator’s maximum liability to TRMC for any lost or damaged Product shall be limited to (i) the lesser of (1) the replacement value of the Product at the time of the incident based upon the price as posted by Platts or similar publication for similar Product in the same locality, and if no other similar Product is in the locality, then in the state, or (2) the actual cost paid for the Product by TRMC (copies of TRMC’s invoices of cost paid must be provided), less (ii) the salvage value, if any, of the damaged Product.
(c)    Demurrage. Operator assumes no liability for demurrage (whether related to marine movements or otherwise), except if such demurrage is the result of Operator’s negligence or willful misconduct or except as provided in an applicable Terminal Service Order.
(d)    No Guarantees or Warranties. Except as expressly provided in this Agreement, neither TRMC nor Operator makes any guarantees or warranties of any kind, expressed or implied. Operator specifically disclaims all implied warranties of any kind or nature, including any implied warranty of merchantability and/or any implied warranty of fitness for a particular purpose.

SECTION 19	INDEMNIFICATION
(a)    Duty to Indemnify TRMC Group. Notwithstanding anything to the contrary in this Agreement or any Terminal Service Order, Operator SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS TRMC, its affiliates and their respective officers, directors, employees, agents, successors, and assigns (excluding any member of the Operator Group) (collectively, the “TRMC Group”) from and against all claims, suits, causes of action, demands, losses, liabilities, damages, costs, expenses, fees (including, but not limited to, reasonable attorney’s fees), and court costs (collectively, “Claims”), inclusive of Claims made by third parties, arising from or relating to any injury to or death of persons and/or damage, loss, or injury to any property (excluding Product) TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, WILLFUL MISCONDUCT OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF OPERATOR OR ANY MEMBER OF THE OPERATOR GROUP (AS DEFINED BELOW) WHILE PERFORMING OPERATOR’S OBLIGATIONS UNDER THIS AGREEMENT.

(b)    Duty to Indemnify Operator Group. Notwithstanding anything to the contrary in this Agreement or any Terminal Service Order, TRMC SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS General Partner, the Partnership, their subsidiaries and their respective officers, directors, members, managers, employees, agents, successors, and assigns (collectively the “Operator Group”) from and against all Claims, inclusive of Claims made by third parties, arising from or relating to any injury to or death of persons and/or damage, loss, or injury to any property (excluding Product) TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, WILLFUL MISCONDUCT OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF TRMC OR ANY MEMBER OF THE TRMC GROUP WHILE USING THE AVON TERMINAL AND/OR TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, WILLFUL MISCONDUCT OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF TRMC OR ANY MEMBER OF THE TRMC GROUP WHILE PERFORMING TRMC’S OBLIGATIONS UNDER THIS AGREEMENT.

(c)    Failure to Maintain Required Coverages. In the event that (a) TRMC does not maintain, or does not cause the TRMC Insurance Group members to maintain, the insurance coverages required by Section

23 of this Agreement or (b) TRMC fails to include Operator as an additional insured on all policies of insurance required by Section 23 of this Agreement, then TRMC shall hold harmless and indemnify Operator against all Claims that otherwise would have been insured.

(d)    Written Claim. Neither Party shall be obligated to indemnify the other Party or be liable to the other Party unless a written claim for indemnity is delivered to the other Party within ninety (90) days after the date that a Claim is reported or discovered, whichever is earlier.

(e)    No Limitation. Except as expressly provided otherwise in this Agreement, the scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Agreement. The indemnity obligations of the Parties as set out in this Section 19 are independent of any insurance requirements as set out in Section 23, and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.

(f)    Mutual and Express Acknowledgement. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, WILLFUL MISCONDUCT OR OTHER FAULT OF ANY INDEMNIFIED PARTY. EACH PARTY ACKNOWLEDGES THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

(g)    Survival. These indemnity obligations shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any Claims that could be made with respect to the activities contemplated by this Agreement.

(h)    Third Party Indemnification. If any Party has the rights to indemnification from a third party, the indemnifying party under this Agreement shall have the right of subrogation with respect to any amounts received from such third-party indemnification claim.

SECTION 20	DEFAULT
(a)    A Party shall be in default under this Agreement if:

(i)    the Party breaches any provision of this Agreement, a Terminal Service Order or any of the Related Agreements, which breach has a material adverse effect on the other Party, and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party

(unless such failure is not commercially reasonably capable of being cured in such fifteen (15) Business Day period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice); or

(ii)    the Party (1) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (2) makes an assignment or any general arrangement for the benefit of creditors, (3) otherwise becomes bankrupt or insolvent (however evidenced) or (4) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

(b)    If either of the Parties is in default as described above, then (i) if TRMC is in default, Operator may or (ii) if Operator is in default, TRMC may: (1) terminate this Agreement upon notice to the defaulting Party; (2) withhold any payments due to the defaulting Party under this Agreement and any Terminal Service Order; and/or (3) pursue any other remedy at law or in equity.

(c)    Obligation to Cure Breach. If a Party breaches any provision of this Agreement, a Terminal Service Order or a Related Agreement, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.

(d)    Cumulative Nature of Remedies. The remedies of TRMC provided for in this Agreement shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies at law or in equity.

SECTION 21	FORCE MAJEURE
If a Party is unable to perform or is delayed in performing, in whole or in part, its obligations under this Agreement, other than the obligation to pay funds when due as a result of an event of Force Majeure at the Avon Terminal or the Ancillary Facilities, then that Party shall promptly notify the other Party of the event of Force Majeure with reasonably full particulars and timing of such event. Such Party also shall promptly notify the other Party when the event of Force Majeure terminates or no longer adversely affects its ability to perform under this Agreement. The obligations of the Party giving notice, so far as they are affected by the event of Force Majeure, shall be suspended during, but not longer than, the continuance of the Force Majeure event. The affected Party must act with commercially reasonable diligence to resume performance, but it shall not be required to expend funds to settle strikes, lockouts or other labor difficulty. A Party’s inability economically to perform its obligations hereunder does not constitute an event of Force Majeure. If Operator is excused from providing services due to an event of Force Majeure, other than any fees that are already due and payable hereunder, any other fees incurred by TRMC during the event of Force Majeure shall be excused or proportionately reduced, as appropriate, for so long as Operator’s performance is so excused due to the event of Force Majeure. In the event the Avon Terminal or any part thereof is destroyed or damaged to such extent as to make them unusable, then the Parties shall consult and, subject to the terms and provisions of the Master Lease, may elect whether or not to repair, replace, or rebuild. An event of Force Majeure shall not extend the term of this Agreement. If an event of Force Majeure materially affects either Party’s performance under this Agreement and exists with respect to the Avon Terminal or the Ancillary Facilities for twelve (12) Months, then either Party shall have the right to terminate this Agreement without further costs or obligation to the other Party.

SECTION 22	ASSIGNMENT
(a)    As of the Commencement Date, the General Partner shall assign all of its rights and obligations under this Agreement to the Partnership. The Partnership shall immediately assign its rights and obligations hereunder to Operator. Upon such assignment to Operator, Operator shall have all of the respective rights and obligations set forth herein during the Term of this Agreement. (Nothing in this Section 22(a) shall affect Operator’s covenants set forth in Section 5(a)(i) of this Agreement.)

(b)    Except as otherwise provided in this Section 22, TRMC shall not transfer, assign, or convey its interests hereunder, in whole or in part, to a third party without the written consent of the Operator, which shall not be unreasonably withheld. Operator may assign its interest hereunder without consent from TRMC to any subsidiary or affiliated company. Operator shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for Operator. TRMC may assign its interest hereunder without consent from Operator to any subsidiary or affiliated company or any purchaser of the Refinery, provided that such purchaser meets acceptable credit standards to be determined in Operator’s commercially reasonable discretion. A Party making a permitted assignment shall notify the other Party in writing at least ten (10) days prior to the effective date of such assignment.

SECTION 23	INSURANCE
(a)    Insurance Required by Operator. Operator shall be required to carry at least the minimum level of insurance required pursuant to the Master Lease, except for casualty insurance with regard to the Avon Terminal which shall remain the responsibility of TRMC.
(b)    Insurance Required by TRMC. TRMC shall obtain at its sole cost and expense and shall carry and maintain in full force and effect, and cause its carriers, contractors, agents and representatives (collectively the “TRMC Insurance Group”) to obtain and maintain, insurance coverages with insurance companies rated not less than A-, IX by A.M. Best or otherwise reasonably satisfactory to Operator of the following types and amounts:
(i)    Workers’ Compensation. Workers’ Compensation Insurance for statutory limits and in accordance with the Applicable Laws of the state(s) where the work or operations under this Agreement are to be performed, including, without limitation, the U.S. Longshore and Harbor Workers’ Compensation Act as well as the Outer Continental Shelf Lands Act with Volunteer Compensation for marine operations to include transportation, wages, maintenance and cure, and Jones Act Coverage where required;
(ii)    Employer’s Liability. Employer's Liability Insurance (including, where applicable, maritime employer liability coverage and/or coverage for liabilities under the U.S. Longshore and Harbor Workers’ Act and the Jones Act), in the following minimum limits:
(1)    Bodily injury by accident - $1,000,000 per accident;
(2)    Bodily injury by disease - $1,000,000 each employee; and
(3)    Bodily injury by disease - $1,000,000 policy limit.

(iii)    Commercial Automobile. Commercial Automobile Liability Insurance covering each vehicle whether owned, non-owned, hired, operated, or used by TRMC and/or any member of the TRMC Insurance Group while in, on or adjacent to the Avon Terminal, with a combined single limit of not less than one million dollars ($1,000,000) for bodily injury and property damage as to any one accident, including an MCS-90 endorsement.
(iv)    Commercial General Liability. Commercial General Liability Insurance including coverages for contractual liability, third-party personal injury liability, and sudden and accidental pollution, with limits of not less than one million dollars ($1,000,000) per occurrence.
(v)    Excess Liability. Excess Liability Insurance in excess of the insurance coverages required at Sections 23(a)(ii), (iii) and (iv) above, with a limit of not less than twenty-four million dollars ($24,000,000) per occurrence.
(c)    Required Insurance for TRMC’s Marine Carriers. TRMC shall cause all marine carriers who will access the Avon Terminal on its behalf to maintain insurance coverage as set forth below:
(i)    Hull & Machinery. Hull and Machinery Insurance to the greater of the full market value or mortgage value of each vessel and her equipment used in performing services hereunder. Such insurance shall be endorsed to include navigation limits sufficient to cover all work locations and collision and tower’s liability with the Sistership Clause unamended.
(ii)    Protection & Indemnity. Protection and Indemnity Insurance provided through any combination of (1) full entry with a Protection and Indemnity Club; and/or (2) policy(ies) with a commercial insurance company(ies) or underwriters syndicate(s) with terms no less broad than those customarily carried by similar marine carriers with a limit of not less than one billion dollars ($1,000,000,000). Such Protection and Indemnity insurance shall include coverage for injury to or death of master, mates, and crew; tower’s liability; excess collision liability; cargo legal liability; pollution liability; and contractual liability.
(iii)    Certificate of Financial Responsibility (Water Pollution). Marine carriers are required to provide to Operator a current and valid Certificate of Financial Responsibility (Water Pollution) for its vessel(s) and as required by a Terminal Service Order prior to arrival at the Avon Terminal. Evidence of all required insurance coverages for marine carriers must be received by Operator’s marine scheduler before approval to berth at the Avon Terminal will be granted or before authorization to enter the Avon Terminal area will be given, whichever is earlier.
(d)    Certificates of Insurance; Endorsements. Excluding insurance for TRMC’s marine carriers, TRMC shall cause the Operator Group (as defined above) to be named as an additional insured on all policies of insurance secured by TRMC and the members of the TRMC Group in accordance with this Agreement. TRMC shall furnish Operator with certificates of insurance evidencing this coverage. All policies shall be endorsed to provide that no material change or cancellation of the coverage shall occur until Operator has received thirty (30) days written notice. TRMC hereby waives, and shall cause its insurers and those of the TRMC Insurance Group to also waive any right of subrogation that they may have against the Operator or the Operator Group. All insurance coverage required hereunder shall be primary to, and not in excess of or contributory with, any insurance that may be maintained by Operator.
(e)    Self-Insurance. Subject to Operator’s review and approval, which will not be unreasonably withheld, TRMC may self-insure the Commercial General Liability Insurance requirements set forth in Section 23(b)(iv). Operator reserves the right, at Operator’s discretion, to periodically review TRMC’s financial means to meet the TRMC Insurance Group insurance requirements included herein by self-insurance. If Operator reasonably determines that TRMC cannot meet the insurance obligations included herein by self-insurance, Operator may require TRMC to obtain and maintain insurance coverages for requirements as provided in this Section 23 with insurance companies rated not less than A-, IX by A.M. Best or otherwise reasonably satisfactory to Operator. The self-insurance shall protect the indemnified parties in the same manner and to the same extent as they would have been protected had the policy or policies not been self-insured, contained a self-insured retention or deductible.

SECTION 24	NOTICE
All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail, one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to TRMC, to:
Tesoro Refining & Marketing Company LLC
19100 Ridgewood Parkway
San Antonio, Texas 78259
For legal notices:
Attention: General Counsel

If to Operator, to:
Tesoro Logistics Operations LLC
19100 Ridgewood Parkway
San Antonio, Texas 78259
For legal notices:
Attention: General Counsel

For all other notices and communications:
Attention: Don J. Sorensen, Vice President, Operations
phone: (210) 626-6195
email: Don.J.Sorensen@tsocorp.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

SECTION 25	REPORTS AND AUDIT
Each Party and its duly authorized agents and/or representatives shall have reasonable access to the accounting records and other documents maintained by the other Party which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to three (3) years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived.

SECTION 26	CONFIDENTIAL INFORMATION
(a)    Confidential Information and Exceptions Thereto. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 26. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:
(i)    is available, or becomes available, to the general public without fault of the receiving Party;
(ii)    was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of Operator that was in the possession of TRMC or any of its affiliates as a result of their ownership or operation of the Avon Terminal prior to the Commencement Date);
(iii)    is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or
(iv)    is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.
For the purpose of this Section 26, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.
(b)    Required Disclosure. Notwithstanding Section 26(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
(c)    Return of Confidential Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 26, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
(d)    Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
(e)    Survival. The provisions of this Section 26 shall survive the termination of this Agreement for two (2) years.

SECTION 27	SAFE BERTH
Operator shall exercise due diligence to provide a berth which the nominated Marine Vessels accepted by the Operator can safely reach and leave and at which the Marine Vessel can lie, load, and discharge always safely afloat; provided however, Operator makes no representation or warranty regarding the safety of any channel, anchorage or other waterway used in approaching or departing from the designated berth. It is understood that, per the Master Lease, Operator does not maintain the berthing depth; however, Operator shall ensure that TRMC and any of TRMC’s accepted Marine Vessels are immediately notified of any changes in water depth that affect the stated draft maximum at mean lower low water as set forth in an applicable Terminal Service Order.

SECTION 28	MISCELLANEOUS
(a)    Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
(b)    Entire Agreement. This Agreement, together with the Exhibits and Terminal Service Orders and the other agreements executed or to be executed in connection with the transactions contemplated by the Contribution Agreement, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. In the event of a conflict of provisions of this Agreement and the Omnibus Agreement, the provisions of the Omnibus Agreement shall prevail with respect to issues related to the contribution of the assets described therein, but not with respect to the ordinary operations of such assets as set forth in this Agreement.
(c)    Construction and Interpretation. In interpreting this Agreement, unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

(i)    Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement against one of the Parties as the drafting Party.

(ii)    Plural and singular words each include the other.

(iii)    Masculine, feminine and neutral genders each include the others.

(iv)    The word “or” is not exclusive and includes “and/or.”

(v)    The words “includes” and “including” are not limiting.

(vi)    References to the Parties include their respective successors and permitted assignees.

(vii)    The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

(d)    Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles; provided that any issues or claims arising out of the terms and conditions of the Master Lease, or rules and regulations of the California State Lands Commission will be governed by the laws of the State of California. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the District Court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this agreement brought in such courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such court, that such court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.
(e)    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.
(f)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(g)    Independent Contractor. Operator’s relationship to TRMC hereunder shall be that of an independent contractor. Nothing in this Agreement shall be construed to make Operator or any of its employees, an agent, associate, joint venturer or partner of TRMC.

(h)    No Public Use. Operator’s services hereunder shall not be deemed those of a public utility or common carrier. If any action is taken or threatened to declare these services a public use, then, upon notifying TRMC, Operator may restructure and restate this Agreement.
(i)    No Bonded Services. Operator is not providing a U.S. Customs bonded warehouse service.
(j)    No Third Party Beneficiaries. Except as expressly set forth herein, including as set forth in Section 19, it is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.
(k)    WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OF OR FAILURE TO PERFORM ANY OBLIGATION HEREUNDER.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement, effective as of the Commencement Date.

TESORO LOGISTICS OPERATIONS LLC

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

Solely in respect of Section 22 only:
TESORO LOGISTICS LP
By:	TESORO LOGISTICS GP, LLC
its general partner

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

Solely in respect of Section 22 only:
TESORO LOGISTICS GP, LLC

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

TESORO REFINING & MARKETING COMPANY LLC

By:	/s/ Gregory J. Goff
Gregory J. Goff
Chairman of the Board of Managers and President

Signature Page to Avon Marine Terminal Operating Agreement

EXHIBIT 1
FORM OF TERMINAL SERVICE ORDER
(AVON TERMINAL [ ]- ___, 20__)

This Terminal Service Order is entered as of______ ___, 20__, by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company, and Tesoro Logistics Operations LLC, a Delaware limited liability company, pursuant to and in accordance with the terms of the Avon Marine Terminal Operating Agreement dated as of November 21, 2016, by and among such parties and Tesoro Logistics GP, LLC, a Delaware limited liability company, and Tesoro Logistics LP, a Delaware limited partnership (the “Agreement”).
Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
Pursuant to Section 9 of the Agreement, the parties hereto agree to the following provisions:
[Insert applicable provisions:
    (i)     the rules and procedures for the Avon Terminal referenced in Section 2;

(ii)	the per Barrel throughput fees at the Avon Terminal;

(iii)	the grades and approximate qualities of Products pursuant to Section 10(a)(iii);

(iv)	specifics of dock operations as referenced in Sections 14 and 27;
(v)    any other calculation methods and procedures applicable to the OCR; and

(vi)	any other services as may be agreed.]
Except as set forth in this Terminal Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Terminal Service Order.
[Signature Page Follows]

Exhibit 1 -
Avon Marine Terminal Operating Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Terminal Service Order as of the date first written above.

TESORO LOGISTICS OPERATIONS LLC		TESORO REFINING & MARKETING COMPANY LLC

By:		By:
	Phillip M. Anderson		Cynthia J. Warner
	President		Executive Vice President-Operations

Exhibit 1 -
Avon Marine Terminal Operating Agreement